EXHIBIT 10(ww)

                   EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of March 18, 2000, by and between Tiger Electronics, Ltd., a Delaware corporation with a principal place of business at 980 Woodlands Parkway, Vernon Hills, IL 60061-3103 ("Tiger"), Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1027 Newport Avenue, Pawtucket, RI 02862 ("Hasbro"), and Brian Goldner, an individual with a residence at 3104 Laurel Avenue, Manhattan Beach, CA 90266 (the "Employee").

WHEREAS, Tiger desires to employ Employee; and

WHEREAS, Employee desires to be employed by Tiger;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
  1. Term of Employment. Tiger hereby agrees to employ Employee and Employee hereby accepts employment with Tiger for the period commencing on or about March 18, 2000 (the "Commencement Date") and ending on March 17, 2003, (the "Term") unless otherwise terminated in accordance with the provisions of
Section 4.  The Term shall be extended by mutual agreement.
  2. Title; Reporting Employee. Employee shall serve as Chief Operating Officer of Tiger until January 1, 2001, at which time Tiger shall elect Employee to the position of President and Chief Operating Officer of Tiger. . In accepting such employment, Employee agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are assigned to Employee. Employee agrees to devote his entire business time, attention and energies to the business and interests of Tiger during the Term. Employee agrees to comply with all Tiger and applicable Hasbro policies that are in effect during the Term.
  3.   Compensation and Benefits.
   3.1 Salary. Tiger shall pay to Employee, an annual base salary of Five Hundred Thousand Dollars ($500,000) in biweekly installments, less all applicable taxes and withholdings. Provided Employee remains employed by Tiger in the capacity noted in 2, above, Employee's salary shall be adjusted to Five Hundred Twenty Five Thousand Dollars ($525,000) on or about March 19, 2001 and to Five Hundred Fifty Thousand Dollars ($550,000) on or about March 19, 2002.
   3.2 Sign-On Bonus. Employee will receive a sign-on bonus of Two Hundred Fifty Thousand Dollars ($250,000), payable in two equal installments. The first installment shall be paid to Employee as soon as practicable after March 18, 2000 and the second installment shall be paid to Employee as soon as practicable after March 18, 2001. If Employee (i) voluntarily leaves the employ of Tiger or (ii) is terminated by Tiger pursuant to Paragraph 4.1 below, prior to March 18, 2001, Employee shall repay the entire first installment of such sign-on bonus to Tiger on the date Employee terminates his employment with Tiger. If Employee (i) voluntarily leaves the employ of Tiger or (ii) is terminated by Tiger pursuant to Paragraph 4.1 below, prior to March 18, 2002, Employee shall repay the entire second installment of such sign-on bonus to Tiger on the date Employee terminates his employment with Tiger. Employee shall be entitled to retain any bonus previously paid if Employee's termination is for any reason other that Employee voluntarily leaving the employ of Tiger or Employee is terminated pursuant to Paragraph 4.1.
   3.3  Management Incentive Plan Bonus.
    (a) During the Term, Employee will be eligible to receive a Management Incentive Plan bonus based on a target of fifty percent (50%) of Employee's earned base salary for the incentive year. Actual bonus awards may vary depending on Tiger, Hasbro or Employee's performance and are discretionary.
    (b) Notwithstanding the foregoing, Employee will receive, at the time Management Incentive Plan Bonuses are customarily paid by Tiger, a minimum Management Incentive Plan Bonus for calendar year 2000 of Two Hundred Fifty Thousand Dollars ($250,000) (the "2000 MIP Bonus"). If Employee terminates his employment pursuant to Paragraph 4.5 below prior to March 18, 2001, no 2000 MIP Bonus shall be payable to Employee. If Employee terminates his employment pursuant to Paragraph 4.5 below between March 19, 2001 and March 18, 2002, Employee shall repay Tiger two-thirds (2/3) of the 2000 MIP Bonus paid. If Employee terminates his employment pursuant to Paragraph 4.5 below between March 19, 2002 and March 18, 2003, Employee shall repay Tiger one-third (1/3) of the 2000 MIP Bonus paid. All repayments of the 2000 MIP Bonus shall be made on the date Employee terminates his employment with Tiger. Employee shall be entitled to retain any of the 2000 MIP Bonus if termination is for any reason other than pursuant to Paragraph 4.1 or 4.5 below.
   3.4  Stock Option and Restricted Stock Grants.
    (a) Prior to March 18, 2000, Hasbro agrees to obtain the approval of the Hasbro Compensation and Stock Option Committee to grant Employee a non-qualified stock option for the purchase of 50,000 shares of common stock of Hasbro. Such option shall have an exercise price equal to the mean of the high and low prices of the shares on March 20, 2000 and shall vest in three equal annual installments commencing March 18, 2001. Such option shall be granted pursuant to Hasbro's standard form of Stock Option Agreement, as modified to reflect the last sentence of Section 5.3 below.
    (b) Prior to March 18, 2000, Hasbro agrees to obtain the approval of the Hasbro Compensation and Stock Option Committee to grant Employee a non-qualified stock option grant for the purchase of 100,000 shares of common stock of Hasbro. Such option shall have an exercise price equal to ten percent (10%) higher than the mean of the high and low prices of the shares on March 20, 2000 Such options shall vest in five equal annual installments commencing March 18, 2001. Such option shall be granted pursuant to Hasbro's standard form of Stock Option Agreement. for premium priced options, as modified to reflect the last sentence of Section 5.3 below.
    (c) Prior to March 18, 2000, Hasbro agrees to obtain the approval of the Hasbro Compensation and Stock Option Committee to grant Employee 61,000 restricted shares of Hasbro common stock, to be awarded to Employee on March 18, 2000. Such restricted shares shall vest in one installment on March 18, 2003 and certificate(s) for such restricted shares shall be held in escrow and shall contain legends, which indicate the shares are subject to forfeiture and transfer restrictions. The grant of restricted shares of common stock shall be granted pursuant to Hasbro's standard form of Restricted Stock Agreement.
    (d) Fringe Benefits. Employee shall be entitled to participate in benefit programs that Tiger establishes and makes available to its senior officers to the extent that Employee's position, tenure, salary and other qualifications make Employee eligible to participate, including but not limited to Tiger's group life insurance, short and long term disability insurance, medical, dental, pension, 401(k) savings, stock incentive programs and deferred compensation programs for salaried employees, as in effect from time-to-time. Employee shall be entitled to 4 weeks paid vacation per year, in accordance with Tiger's vacation policy and to be taken at a mutually agreeable time.
   3.5 Air Travel. All air travel by Employee for business or relocation purposes shall be at business class level and if business class is not available, first class provided that first class is approved by Employee's immediate supervisor.
   3.6 Company Car Allowance/Lease. During the Term of the Agreement, Employee shall receive, at Employee's option, a monthly car allowance of Eight Hundred Sixty Dollars ($860.00) or the equivalent in an automobile leased by Tiger for Employee.
   3.7 Relocation. Employee shall be entitled to relocation assistance pursuant to Hasbro's Relocation Expenses for Transferred Employees and Executive New Hires (the "Relocation Policy"), a copy of which Employee acknowledges he has received and reviewed. Tiger and the Employee agree that Sections 2.4, 4.2, 9.2, 9.3 and 11 of the Relocation Policy shall not apply; however, Employee agrees that Employee will use reasonable efforts to relocate to the Vernon Hills, Illinois area within six (6) months from commencing employment. Tiger and Employee further agree: (a) that Section 5.1 of the Relocation Policy is amended to provide Employee with suitable housing at Tiger's expense for up to six (6) months; (b) Section 6.2 of the Relocation Policy shall be construed to mean that insurance on household goods will be for full replacement value; and (c)
Section 7.1 of the Relocation Policy will be modified such that the miscellaneous expenses maximum shall be Ten Thousand Dollars ($10,000).
   3.8 Change of Control Agreement. Hasbro and the Employee shall enter into Hasbro's standard form of Change of Control Agreement as amended.
  4. Employment Termination. Employee's employment by Tiger pursuant to this Agreement shall terminate upon the occurrence of any of the following:
   4.1 At the election of Tiger, for cause, immediately upon written notice to Employee by Tiger. For the purposes of this
Section 4.1, for cause termination shall be deemed to exist upon
(a) Employee's material failure to perform (i) Employee's assigned duties for Tiger; or (ii) Employee's obligations under this Agreement; (b) conduct of the Employee involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Tiger or Hasbro; (c) Employee's indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony; (d) Employee's fraud, embezzlement or other intentional misappropriation from Tiger or Hasbro; or (e) Employee's material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Tiger or Hasbro. Tiger shall provide Employee in writing of any alleged violation of
(a) or (b) above, after which Employee shall have thirty (30) days to cure such violation.
   4.2 Thirty days after Employee's death or disability. As used in this Agreement, the term "disability" shall mean Employee's inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with or without reasonable accommodation. A determination of disability shall be made by a physician satisfactory to both Employee and Tiger, provided that if Employee and Tiger do not agree on a physician, Employee and Tiger shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
   4.3 At the election of Tiger without cause and not because of a "Change of Control."
   4.4 At Employee's election for "good reason", defined as the failure of Tiger to elect Employee to the position of President and Chief Operating Officer on or about January 1, 2001.
   4.5 At Employee's election without cause or good reason, as defined above, upon not less than thirty (30) days notice.

  5.  Effect of Termination.
   5.1 Termination for Cause or at Employee's Election. In the event Employee's employment is terminated for cause pursuant to
Section 4.1 or at Employee's election pursuant to Section 4.5, Tiger shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the last day of Employee's actual employment by Tiger.
   5.2 Termination for Death or Disability. If Employee's employment is terminated by death or because of disability pursuant to Section 4.2, Tiger shall pay to Employee's estate or to Employee, as the case may be, the compensation which would otherwise be payable to Employee up to the end of the month in which the termination of Employee's employment because of death or disability occurs. All stock options and restricted stock granted to Employee shall vest and be exercisable in accordance with the relevant agreements and plans.
   5.3 Termination at the Election of Tiger or for Good Reason. If Employee's employment is terminated at the election of Tiger pursuant to Section 4.3 or at Employee's election for "good reason" as defined in Section 4.4, and provided Employee executes a full and complete release in a form prepared by Tiger, then Employee shall be entitled to the greater of Employee's base salary at the times and in the amounts that would have been paid to Employee had Employee remained in the employ of the Company for the balance of the Term or twelve (12) months of base salary continuation. Such base salary continuation shall be less all applicable taxes and withholdings, and shall be paid in accordance with the applicable severance plan for Hasbro Salaried Employees (the "Severance Plan"). Notwithstanding the provisions of the Severance Plan or this Paragraph 5.3, provided that Employee executes a full and complete release in a form prepared by Tiger, if Employee's employment is terminated pursuant to
Section 4.3 or 4.4, all unvested stock options and restricted stock will become vested and any bonus repayment obligations of Employee, as set forth in paragraphs 3.2 or 3.3 above, will terminate.
   5.4 Survival. The provisions of Sections 6 and 7 below shall survive the termination of this Agreement.
  6.  Non-Solicitation.
   (a) During the Employment Period and for a period of one (1) year after the termination or expiration thereof, for any reason, Employee will not directly or indirectly:
    (i) either alone or in association with others, solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was an employee of Tiger or Hasbro to leave the employ of Tiger or Hasbro or terminate his or her employment relationship with either Tiger or Hasbro, or hire or attempt to hire or induce, any employee or employees of Tiger or Hasbro to terminate their employment with, or otherwise cease their relationship with, Tiger or Hasbro; or
    (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Tiger or Hasbro;
   (b) The geographic scope of this Section 6 shall extend to anywhere Tiger or Hasbro or their respective subsidiaries is doing business at the time of termination or expiration. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
   (c) Employee acknowledges that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Tiger and Hasbro and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 6 will cause Tiger and Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Tiger and Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.
  7.  Other Agreements.
   (a) Employee hereby represents that Employee is not bound by the terms of any agreement with any previous employer or other party, which would impair Employee's right or ability to enter the employ of Tiger or perform fully Employee's obligations pursuant to this Agreement. Employee further represents and warrants that Employee's performance of all the terms of this Agreement and as an Employee of Tiger does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee's employment with Tiger.
   (b) Employee agrees that upon the Commencement of Employee's employment with Tiger he shall execute Hasbro's Invention Assignment and Proprietary Information Agreement.
  8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to Hasbro at 1027 Newport Avenue, Pawtucket, RI 02862 Attention:
General Counsel and to Employee at 2323 Sheridan Road, Highland Park, IL and to Employee's attorney, Robert F. Krug, Jr., Carponelli & Krug, Suite 2350, 55 W. Monroe Street, Chicago, IL 60603 or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.
  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
  10. Amendment. This Agreement may be amended or modified only by a written instrument executed by Employee, Tiger and Hasbro.
  11. Governing Law. This Agreement shall be construed, inter-preted and enforced in accordance with the laws of the State of Rhode Island and Employee consents to the exclusive jurisdiction of the Federal District Court for the District of Rhode Island to resolve all disputes arising out of Employee's employment relationship with the Company.
  12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Tiger may be merged or which may succeed to its assets or business, provided, however, that Employee's obligations are personal and shall not be assigned by Employee.
  13.  Miscellaneous.
   13.1 No delay or omission by Tiger in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Tiger on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
   13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.
   13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


   13.4 IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

Tiger Electronics, Ltd.

/s/ Alfred J. Verrecchia
------------------------

Hasbro, Inc.

/s/ Alfred J. Verrecchia
------------------------

Title: President and Chief Operating Officer


/s/ Brian Goldner
-----------------

Brian Goldner